UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CEDAR FAIR, L.P.

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One Cedar Point Drive

Sandusky, Ohio 44870-5259

NOTICE OF ANNUAL MEETING OF LIMITED PARTNER UNITHOLDERS

TO BE HELD ON MAY 14, 2009

The annual meeting of the limited partner unitholders of Cedar Fair, L.P. will be held on Thursday, May 14, 2009 at 9:00 a.m. (Eastern Time) at the Sandusky State Theater in Sandusky, Ohio. All unitholders are invited to attend the meeting. The meeting is called for the following purposes:

1.	To consider and vote upon the election of two Directors of the general partner for a three-year term expiring in 2012.

2.	To confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

3.	To transact such other business as may properly come before the meeting.

Only limited partners that held units as of the close of business on March 16, 2009, are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements of the meeting.

CEDAR FAIR MANAGEMENT, INC.
Richard L. Kinzel Chairman, President and Chief Executive Officer

Sandusky, Ohio

March 30, 2009

Your vote is important and we encourage you to vote promptly, even if you plan to attend the annual meeting. You may vote your units via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. If you attend the meeting, you may revoke the proxy and vote on personally all matters brought before the meeting.

THE ANNUAL MEETING

General

This proxy statement is furnished in connection with the solicitation of proxies from the limited partner unitholders of Cedar Fair, L.P. (the “Partnership”) by the Board of Directors of its general partner, Cedar Fair Management, Inc. (“CFMI”), for use at the annual meeting. We intend to mail a printed copy of this proxy statement and proxy card to certain of our unitholders of record entitled to vote at the annual meeting on or about March 30, 2009. All other unitholders will receive a Notice Regarding the Availability of Proxy Materials which will be mailed on or about that same date.

Time and Place

The annual meeting will be held at the Sandusky State Theater located at 107 Columbus Avenue in Sandusky, Ohio, on Thursday, May 14, 2009, at 9:00 a.m. (Eastern Time).

Matters to be Considered

At the annual meeting, the limited partners will be asked to:

•	elect two (2) Directors for a term expiring in 2012;

•	confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and

•	vote on any other matters that may be properly raised at the annual meeting.

It is not anticipated that any other matters will be raised at the annual meeting.

Internet Availability of Proxy Materials

In accordance with the rules and regulations of the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each unitholder of record we may now furnish proxy materials to our unitholders over the Internet. Electronic copies of the proxy materials and our annual report on Form 10-K are available at www.cedarfair.com/ir/proxy. If you received a Notice by mail, you will not receive printed copies of the proxy materials unless you request them. Instead, the Notice instructs you on how to access and review the proxy statement and annual report over the Internet. The Notice also instructs you as to how to submit your proxy over the Internet.

Voting Process

Even if you plan to attend the annual meeting in person, the Board urges you to submit your vote as soon as possible by mail, telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are included on the Notice and proxy card. All of the Partnership units represented by proxies properly received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If no voting instructions are indicated on a proxy, the units represented by that proxy will be voted in favor of each of the proposals.

Any proxy given on the accompanying form or through the Internet or telephone may be revoked by the person giving it at any time before it is voted. Proxies may be revoked, or the votes reflected in the proxy changed, by submitting a properly executed later-dated proxy to our Corporate Secretary at One Cedar Point Drive, Sandusky, Ohio 44870, before the vote is taken at the annual meeting or attending the annual meeting and voting in person. If your units are voted through your broker, you must follow directions received from your broker to change your voting instructions.

If you have more questions about the proposals or if you would like additional copies of this document you should call or write:

Morrow & Co., Inc.

470 West Avenue

Stamford, CT 06902

Please call: (203) 658-9400 or

Call toll free at: (800) 662-5200 or (800) 607-0088

Record Date; Voting Right; Quorum; Vote Required

CFMI has fixed the close of business on March 16, 2009, as the record date for unitholders entitled to notice of and to vote at the annual meeting. Only holders of record of units on the record date are entitled to notice of the annual meeting and to vote at the annual meeting. Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals.

The presence in person or by proxy of holders of a majority of the units entitled to vote at the annual meeting will constitute a quorum for the transaction of any business. In case a quorum is not present, the meeting may be adjourned without notice other than an announcement at the time of the adjournment of the date, time and place of the adjourned meeting. If a quorum is present, the nominees for Director who receive the greatest number of votes cast for the election of Directors by the units represented at the annual meeting in person or by proxy and entitled to vote will be elected. The affirmative vote of a majority of the units represented at the annual meeting in person or by proxy is required to confirm the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009. Abstentions will be counted for purposes of establishing a quorum at the annual meeting, will be counted as votes cast and will have the effect of a vote against a proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as votes cast.

As of March 16, 2009, there were approximately 55,561,983 units outstanding and entitled to vote at the annual meeting, held by approximately 8,700 holders of record. As of January 31, 2009, the Directors and executive officers of the general partner and their affiliates beneficially owned 2,438,701 units (which includes 317,600 vested options), or approximately 4.4% of the total units outstanding on that date. See “Security Ownership of Certain Beneficial Owners and Management.”

PROPOSAL ONE. ELECTION OF DIRECTORS

The Board of Directors of CFMI is comprised of seven directors. The Directors are divided into three classes: Class I, Class II, and Class III. Class I consists of three Directors, and Classes II and III each consist of two Directors. At this meeting, two Class II Directors are to be elected to serve for three-year terms expiring in 2012 and until their respective successors are duly elected and qualified. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors has approved, the nomination of these nominees.

All of the nominees have agreed to stand for election. While the Partnership has no reason to believe that any of these nominees will be unable or unwilling to serve at the time of the annual meeting, in the unlikely event one of them does not stand for election, the Board will reduce the number of Directors standing for election. The nominees who receive the greatest number of votes cast for the election of Directors at the annual meeting by the units present in person or by proxy and entitled to vote will be elected Directors. The Board of Directors recommends a vote FOR these nominees.

Nominees for election as Class II Directors to serve until 2012:

Michael D. Kwiatkowski, age 61, is a real estate agent and has also been a consultant in the food industry since 1996. Prior to that he served as chairman of PCS, which owned and operated a chain of 11 restaurants, from 1986 to 1996. He has more than 30 years of experience in amusement parks and branded restaurant operations. Mr. Kwiatkowski is a member of the Nominating and Corporate Governance Committee and the Audit Committee and chair of the Compensation Committee of CFMI and has been a Director since 2000.

Steven H. Tishman, age 52, has been a managing director at Rothschild, Inc., in New York, New York, since November 2002. He was a managing director of Robertson Stephens from November 1999 to November 2002, prior to which he was a senior managing director of Bear, Stearns & Co., Inc. Mr. Tishman is also a director of Odimo, Inc. Mr. Tishman has been a Director since 2003.

Class III Directors serving until 2011:

Darrel D. Anderson, age 64, is currently involved with the management of private investments. He was a general partner of Knott’s Berry Farm, Orange County, California’s oldest theme amusement park, from 1960 to 1998 and served as chairman of the Knott family board. He is currently a director of and also a past chairman of the board of Olive Crest Treatment Centers, the largest provider of residential services for abused children in southern California. He is a member of the Audit Committee of CFMI and has been a Director since 2004.

David L. Paradeau, age 66, is the owner of D.L. Paradeau Marketing, a consulting firm. He is also the past owner and chief executive officer of Minnesota Zephyr Limited and the Stillwater Grill in Stillwater, Minnesota. Mr. Paradeau was the founder and creator of that dining and entertainment operation, which was established in 1986 and closed in 2008. He has 43 years of experience in marketing and advertising in the brewing industry and in the amusement and entertainment business. Mr. Paradeau is chair of the Nominating and Corporate Governance Committee of CFMI and has been a Director since 2003.

Class I Directors serving until 2010:

Richard S. Ferreira, age 68, is a retired executive vice president, chief financial officer and Board member of Golf Hosts, Inc., a company that develops and owns nationally recognized resorts in Colorado and Florida. Mr. Ferreira was associated with Golf Hosts, Inc. for more than 26 years. Mr. Ferreira is a member of the Compensation Committee and chair of the Audit Committee of CFMI and has been a Director since 1997.

Richard L. Kinzel, age 68, has been president and chief executive officer of the Partnership’s general partner since 1986 and a member of the Board of Directors since 1986, serving as chairman of the Board since 2003. Mr. Kinzel has been employed by the Partnership or its predecessor since 1972.

C. Thomas Harvie, age 65, is senior vice president, general counsel and secretary of The Goodyear Tire & Rubber Company. Mr. Harvie has been with The Goodyear Tire & Rubber Company since 1995. Prior to his current position, Mr. Harvie was vice president and associate general counsel at TRW Inc., where he had served since 1976. Mr. Harvie is a member of the Nominating and Corporate Governance Committee and the Compensation Committee and has served as a Director since 2008.

BOARD MATTERS AND CORPORATE GOVERNANCE

Board of Directors

The Board met six times in 2008. Committees of the Board met from time to time upon call of the Chairman of the Board or individual Committee Chairs. During 2008, each Director attended at least 75% of all of the meetings of the Board and the committees on which he served. All Directors attended last year’s annual meeting. Directors are expected to attend all meetings of the Board, meetings of the Committees on which they serve and the annual meeting.

Executive sessions of non-employee Directors are regularly scheduled and were held five times during 2008. Executive sessions are attended by non-employee Directors only, and those Directors determine who will preside at each meeting. In addition, at least one time per year an executive session of all independent, non-employee Directors is scheduled. One such meeting was held in 2008.

The Board has affirmatively determined that current Board members Darrel D. Anderson, Richard S. Ferreira, Michael D. Kwiatkowski, David L. Paradeau, and C. Thomas Harvie meet the independence criteria of the NYSE listing standards. The Board has determined that Mr. Tishman is not independent because his firm, Rothschild, Inc., has served as an advisor to the Partnership in the past and may do so again in the future. Mr. Kinzel is also not independent because he is an executive officer of the Partnership.

Communication with the Board

Unitholders and interested parties may communicate directly with the Board by sending communications to the attention of Brenda Lakner, One Cedar Point Drive, Sandusky, Ohio 44870-5259. The correspondence will be forwarded to the Chair of the Nominating and Corporate Governance Committee who will review the correspondence and take action accordingly.

CFMI has a toll-free hotline that is available to anyone, including unitholders, who wishes to bring a matter to the attention of the non-employee Directors. The telephone number of the hotline is 800-650-0716. The Audit Committee of the Board of Directors is charged with reviewing information received and taking appropriate action as necessary.

Board Committees

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each Committee is composed entirely of independent Directors, as that term is defined in the NYSE listing standards, and each member of the Audit Committee is independent as required under Section 301 of the Sarbanes-Oxley Act of 2002. Each Committee’s charter, the Corporate Governance Guidelines and the Code of Conduct and Ethics are available on the Partnership’s website at www.cedarfair.com and available in print to any unitholder upon request. Each Committee conducts an annual evaluation of its performance, and the Nominating and Corporate Governance Committee annually conducts an evaluation of the Board.

The members of the Board and the committees of the Board on which they serve as of the date of this proxy statement are identified below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Darrel D. Anderson	*
Richard S. Ferreira	**	*
Richard L. Kinzel
Michael D. Kwiatkowski	*	**	*
Steven H. Tishman
David Paradeau			**
C. Thomas Harvie		*	*

*	Member
**	Chair

The Audit Committee is responsible for appointing and meeting with the Partnership’s independent registered public accounting firm and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions. The Audit Committee met five times in 2008. The Board has determined that each Committee member is financially literate, and Richard S. Ferreira, the chair of the Committee, is the designated financial expert. The Audit Committee’s report is at page 35 of this proxy statement.

The Compensation Committee is responsible for reviewing the Partnership’s compensation and employee benefit policies and programs, and recommending related actions, as well as executive compensation decisions, to the Board of Directors. The Compensation Committee met three times in 2008. The Compensation Committee Report is at page 32 of this proxy statement. Compensation decisions for the chief executive officer are made by the Compensation Committee, together with the Board of Directors, based upon its review of his performance and the performance of the Partnership. The Committee makes recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based compensation based on discussions with and recommendations of the chief executive officer. On an annual basis, the chief executive officer reviews all of his direct reports, including the other named executive officers, and all of the regional vice presidents and park general managers. See “Compensation Discussion and Analysis – Determining Executive Compensation” for additional detail. The Committee has discretion to hire outside consulting firms, and in January 2009, the Committee engaged Pearl Meyer, an outside consulting firm, to conduct a review of its compensation program for executive officers.

The Nominating and Corporate Governance Committee is responsible for recommending criteria for service as a director, identifying qualified Director nominees to enhance the Board, for recommending the fees paid to the Directors and Board Committee members for services in those capacities, and for playing a leadership role in shaping the governance of CFMI. The Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; the highest integrity; extensive knowledge, experience and judgment; loyalty to the interests of the Partnership and its unitholders; and a willingness to devote the extensive time necessary to fulfill a director’s duties. The Committee conducts all necessary and appropriate inquiries into the background and qualifications of Board candidates meeting these criteria. In 2008, this Committee met four times.

Due to Cedar Fair’s limited partnership structure, there is currently no procedure by which unitholders can nominate Directors. This is consistent with the general governance of other limited partnerships.

Compensation Committee Interlocks and Insider Participation

None of our Directors who served on the Compensation Committee during 2008 was a current or former officer or an employee of the Partnership or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between the Partnership’s executive officers or Directors and the board or compensation committee of another entity.

PROPOSAL TWO. APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements for 2009 and requests that our unitholders confirm that appointment. Deloitte audited our consolidated financial statements and our internal control over financial reporting for 2008. A representative of Deloitte will be present at the annual meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

If our unitholders do not confirm our appointment of Deloitte, the Audit Committee will reconsider whether to retain Deloitte, and may retain that firm or another firm without re-submitting the matter to our unitholders. In all cases, the Audit Committee retains its right to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our unitholders. The affirmative vote of a majority of the units represented in person or by proxy at the annual meeting is required for ratification.

The Board of Directors recommends a vote FOR Proposal Two to confirm the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

This Compensation Discussion and Analysis describes our compensation philosophy and objectives, our methods for determining executive compensation, the elements of executive compensation and the reasons that we have elected to pay these particular elements of compensation. Throughout this proxy statement the individuals listed in the summary compensation table on page 13 are referred to as the “named executive officers.”

Summary

The structure of our compensation program is designed to reward our executives for outstanding results and to retain those exceptional executives upon whom our growth and success depends. Attendance at our properties in 2008 totaled 22.7 million guests, representing an increase of 3% from our attendance in 2007. Our net revenues for 2008 totaled $996.2 million, compared to $987.0 million in 2007, and adjusted EBITDA increased 5% to $355.9 million in 2008 from $340.7 million a year ago. We are pleased to have achieved this year-over-year increase despite the economic difficulties that prevailed in our operating markets in 2008. Because our named executive officers successfully met these challenging market conditions, we have provided appropriate bonuses for the 2008 year. In addition, we have increased salaries for the named executive officers and provided long-term incentive awards designed to retain these individuals through the 2009 season and beyond, and to incentivize these executives for long-term value creation.

Compensation Philosophy and Objectives

Our compensation program is designed to incentivize our key employees to drive superior results, to give key employees a proprietary and vested interest in our growth and performance, and to enhance our ability to attract and retain exceptional managerial talent upon whom, in large measure, our sustained growth, progress and profitability depend. Our compensation structure rewards successful individual performance and considers the operating results of the Partnership as well as the operating results on a park-by-park basis. Our compensation structure is flexible and allows us to respond to changes in our industry and business environment.

The objectives of our compensation program are:

•	To provide compensation that motivates and encourages hard work among employees;

•	To retain those employees with a track record of strong performance;

•	To compete on a national level for qualified individuals that can institute our system of managing amusement parks throughout our 17 locations;

•	To structure competitive compensation packages to recruit those individuals to the Partnership; and

•	To tie compensation to the achievement of long-term value for all stakeholders.

We believe that our compensation levels are effective at retaining and attracting top executives. For example, the five named executive officers have an aggregate of 113 years of service with us. Each has held various positions and been elevated within the Partnership. We continually reassess our compensation levels, benefits and incentive opportunities as we consider the best methods to recruit, reward and retain key personnel.

Because we mix different types of compensation, consider various factors in assessing performance and retain, at the Compensation Committee level, discretion in certain compensation matters, we believe that our compensation program does not encourage our executives to take unreasonable risks with respect to our business.

Determining Executive Compensation

The Compensation Committee and the chief executive officer work together to individualize compensation levels and elements for our executive officers. We combine the compensation elements discussed below in a manner that we believe will optimize the executive’s contribution to the Partnership. In general, we work within ranges of base salary commensurate with the executive’s scope of responsibilities and use our cash bonus and phantom unit award programs to challenge the executive to achieve superior annual and long-term results. We do not adhere to a mechanical application of a system of compensation tied solely to annual results, recognizing that there are many factors to consider in assessing an individual’s value to the Partnership.

Although our Board, upon recommendation from the Compensation Committee, makes the final compensation decisions for the named executive officers, the process of determining compensation is a collaborative process between the Compensation Committee and the chief executive officer. The Compensation Committee and the chief executive officer may also consider input from compensation consultants regarding competitive practices and salary levels at similarly sized companies in related industries. Our chief executive officer dedicates time annually to review all of his direct reports, including the other named executive officers, as well as all of the park general managers. He reviews each individual against budget targets, operational targets and individual performance objectives established before the operating season begins and summarizes this information for the Compensation Committee. The Committee then makes compensation determinations, exercising its discretion to modify the chief executive officer’s recommendations to higher or lower levels when determined to be appropriate. Decisions regarding the chief executive officer’s compensation are made by the Compensation Committee, together with the Board of Directors, based upon its review of his performance and the Partnership’s performance.

Our budgets and related plans for compensation are made in early March, prior to the beginning of the operating season. In early March, the Board approves the budget for the current fiscal year and establishes preliminary potential cash bonus percentages and the related performance targets for the upcoming season. The types of targets established for each individual vary in accordance with his or her position. For example, corporate vice presidents’ performance targets relate to Partnership performance, particularly achievement of targeted EBITDA. Park general managers may have performance targets related to capital projects or reducing particular expenses at the parks they manage. The cash bonus percentage is determined at the Compensation Committee’s discretion. The Committee also makes long-term incentive awards, usually in the form of phantom unit awards, that are subject to performance criteria and vesting requirements discussed below in the “Long-Term Incentive Compensation” section.

The Board reviews compensation matters after the seasonal parks have closed for the season and the financial results for the season are available. The chief executive officer finalizes his evaluations of the other named executive officers, among others, and prepares recommendations with respect to cash bonus and phantom unit awards, as well as salary adjustments, for the coming year. The chief executive officer generally presents this report to the Compensation Committee in October and to the Board at the November Board meeting. Based on Partnership performance, park performance and individual performance, the Compensation Committee makes final recommendations with regard to cash bonuses, phantom unit awards and any salary adjustments, subject to Board approval.

We have historically expected the Partnership’s performance to exceed market median, and accordingly have provided a potential compensation package that exceeds market median if those stretch performance objectives are achieved. In addition, in order to remain in the top echelon of our industry, we believe that we must aim to compensate our named executive officers in the range of 75% of the pay level provided by a designated peer group of companies. Because a portion of this compensation is dependent on performance results, an executive’s actual total direct compensation could vary considerably from that target if we have a year that exceeds or fails to meet expectations. We believe that this is a fair result and appropriately motivates our executives to achieve peak corporate and park level performance over the long term. Those executive officers with expertise that is specific to our amusement park operations and industry will be compensated at levels that we believe are necessary to maintain that expertise. The range of targeted compensation is position dependent and may reflect how difficult we believe it would be to replace that particular person.

From time to time, we have consulted nationally recognized independent consulting firms to review and analyze our compensation program, including the compensation levels, the compensation structure and the mix of long-term and short-term compensation for certain of our named executive officers. These studies reflected competitive data for base salaries, annual bonuses and long-term incentive awards for senior management of comparable companies. In 2006, we engaged Pearl Meyer and Watson Wyatt to analyze the compensation for our chief executive officer, our chief operating officer and our chief financial officer.

In 2006, the consultants developed a representative peer group of companies based on industry code and revenue size. The resultant peer group companies include:

Boyd Gaming Corporation	Penn National Gaming, Inc.	Interstate Hotels & Resorts, Inc.
Isle of Capri Casinos, Inc.	Station Casinos, Inc.	Six Flags, Inc.
Trump Entertainment Resorts, Inc.	Ameristar Casinos, Inc.	Gaylord Entertainment Company
Vail Resorts, Inc.	International Speedway Corporation	Pinnacle Entertainment Inc.
Wynn Resorts, Limited	Magna Entertainment Corp.	Blue Green Corporation
Speedway Motorsports, Inc.

While we compete with casinos, ski resorts and motor sports for recreational spending, we believe that there are significant differences between our business and those, so that we use the benchmark studies for guidance but do not feel that they are strictly determinative of our compensation decisions.

In early 2009, we again engaged Pearl Meyer to update their compensation analysis and comparability study for companies of our size and in related industries utilizing 2009 proxy information. We expect to use the results of this study to assess our compensation program, including the compensation levels, the compensation structure and the mix of long-term and short-term compensation, for these named executive officers.

Elements of 2008 Executive Compensation

In light of the objectives and philosophy set forth above, we have determined that a mix of the following components of compensation for our named executive officers in 2008 was appropriate:

•	Base salary;

•	Annual bonus;

•	Long-term equity incentive compensation;

•	Retirement benefits; and

•	Perquisites and other welfare benefits.

We balance the target direct compensation for executives among fixed and variable cash compensation, long-term unit awards and perquisites in a manner designed to achieve our overall compensation objectives. In structuring the appropriate compensation mix for each executive, we consider the executive’s existing ownership position in our units, the level of impact that executive has on our performance overall and terms required under an existing employment agreement. For our three most highly compensated executives, fixed compensation (in the form of salary, benefits and perquisites) represented approximately 35% of their overall compensation in 2008. Variable compensation in the form of cash bonuses tied to annual results represented 30% and long-term incentive awards tied to long-term results and unit price performance represented 35% of their overall compensation, respectively. These executives make business decisions that directly impact our financial results and performance, and their compensation awards are weighted therefore more heavily on the variable and long-term compensation component. Mr. Decker’s job responsibilities are unique to our amusement park industry, and he plays a strategic role in our planning and design of the parks. His compensation overall was balanced between fixed and variable compensation. Mr. Bender is responsible for supervising the management at six of our parks, and he does not have partnership level decision making responsibility. His compensation is therefore more heavily weighted toward the fixed compensation component, with approximately 66% of his compensation fixed and 34% variable.

Base Salary

We use base salaries to provide a guaranteed amount of compensation commensurate with the executive’s scope of responsibilities, performance, current compensation levels and career with the Partnership. We do not consider the earnings of prior long-term incentive grants or retirement plans when determining base salary compensation, as awards earned in prior years were earned for prior performance and should not be a factor in current compensation. Base salaries may be adjusted on an annual basis. All of our named executive officers except Mr. Bender have base salaries that are derived from amounts agreed to when we negotiated employment agreements with them in 2007.

All of our named executive officers received merit increases in base salary for 2009 reflecting their dedication and commitment to our success in a difficult business environment. Each named executive officer met or exceeded our expectations and specific objectives related to his position, and our financial results as a partnership are evidence of this strong management performance.

Mr. Kinzel, our chief executive officer since 1986, had a base salary in 2008 of $1,250,000 that reflected a merit increase over his contractually established 2007 base salary. Mr. Kinzel’s salary for 2009 is $1,300,000, representing a 4.0% increase from 2008.

Mr. Falfas, our chief operating officer since 2005, had a base salary in 2008 of $625,000 that reflected a merit increase over his contractually established 2007 base salary. Mr. Falfas’s salary for 2009 is $645,000, representing a 3.2% increase from 2008.

Mr. Crage, our vice president of finance and chief financial officer since 2005, had a base salary in 2008 of $425,000 that reflected a merit increase over his contractually established 2007 salary. Mr. Crage’s salary for 2009 is $450,000, representing a 5.9% increase from 2008.

Mr. Decker, our corporate vice president of planning & design since 2002, manages the design and planning for all of our parks, including the themes, intellectual property matters and architectural design. Mr. Decker’s 2008 base salary was $258,000, including a merit increase over his contractually established 2007 base salary. Mr. Decker’s salary for 2009 is $267,000, representing a 3.5% increase from 2008.

Mr. Bender, one of our regional vice presidents since June 2006, supervises the management of six of our parks. Mr. Bender had a 2008 base salary of $262,500 that was based upon a determination of the requirements of his position and as assessment of his individual skills and experience. Mr. Bender’s salary for 2009 is $271,500, representing a 3.4% increase from 2008.

Annual Bonus Program

Our cash bonus awards provide a component of compensation that is contingent on the achievement of annual performance objectives and is designed to reward achievement of short-term financial and operational goals. In March of each year, the Compensation Committee determines performance measures for each executive. The performance measures are individualized for each position and individual and may have multiple measures of performance weighted differently. Individual, business unit, management unit and Partnership performance measures may be included. At the same meeting, the Compensation Committee establishes a percentage of base salary that may be earned as a cash bonus for that year. The 2008 target award opportunities for the named executive officers, reflected as a percentage of base salary, were as follows: Kinzel 100%; Falfas 70%; Crage 65%; Decker 60% and Bender 60%.

The bonus amounts awarded to the named executive officers and the percentage of 2008 year end salary represented by that award are as follows:

Executive Officer	2008 Cash Bonus	Bonus as Percentage of 2008 Salary
Kinzel	$1,275,000	102%

Falfas	$ 446,250	71%

Crage	$ 281,755	66%

Decker	$ 157,896	61%

Bender	$ 155,401	59%

The Compensation Committee has established the following target award opportunities, reflected as a percentage of base salary, for 2009: Kinzel 100%; Falfas 70%; Crage 65%; Decker 60% and Bender 60%. Even if target performance measures are achieved, the Compensation Committee has discretion to decrease or increase the award, but no increase can result in an award in excess of 150% of the award target.

Long-Term Incentive Compensation

We provide long-term incentive compensation awards to senior management. These long-term incentive awards, together with current salary and cash bonus compensation, should achieve the total direct compensation level determined by the Board. We awarded phantom unit awards and performance based unit awards in 2008; we did not grant any option awards in 2008. We believe that the vesting schedule for these awards aids us in retaining executives and motivates superior performance over the long term because the awards are forfeited if the executive voluntarily leaves prior to the vesting date. We believe it is likely that the difficult market conditions we faced in 2008 will continue throughout 2009, and we believe that this strong management team is important in positioning us to meet these challenges. It may be increasingly difficult to appeal to budget-conscious consumers in 2009, and we anticipate that these long-term incentive awards will encourage these executives to remain in our employ for the next several years and motivate them to achieve superior results.

Performance-Based Phantom Unit Grants

In March of each year, the Board approves targets for executives that relate either to park or corporate-level performance or some combination of both. Although the plan contains guidelines relative to the percentages that must be achieved and the awards to be granted, the Compensation Committee has the discretion to grant the phantom unit awards as it deems appropriate. Although we did not make any performance-based phantom unit awards in 2008, we resumed this practice in 2009.

Provided that the executive continues in our employ, the phantom unit awards vest in the third and fourth year after grant. The awards are payable in either a cash equivalent at the time of the payment or units, or a combination of both, as determined by the Board, in two equal installments in the third and fourth year after the award is earned. The phantom unit awards accrue additional phantom units on the date of each quarterly distribution paid by us, calculated at the NYSE closing price on that date.

Time-Based Phantom Unit Grants

In October 2008, we made time-based phantom unit awards to Messrs. Kinzel, Falfas, Crage and Decker. These awards will vest in two equal installments in March 2011 and March 2012, assuming the executive continues in our employ. These awards accrue additional phantom units and are paid out in the same manner as the performance-based phantom units. In 2008, Messrs. Kinzel, Falfas, Crage and Decker received the following time-based phantom unit grants: 85,911; 33,677; 27,205; and 7,446, respectively.

Performance Unit Awards

This year we made multi-year performance unit awards to certain vice presidents and mid-level employees. Each award is made in accordance with the terms of the 2008 Omnibus Incentive Plan, but the terms of each award are specific to each employee. Mr. Bender received a performance unit award that is based on certain performance targets from June 2008 through December 2011. The performance unit awards vest in the fourth and fifth year after grant, assuming performance metrics are achieved and that Mr. Bender has remained in our employ. If all performance metrics are met over the performance period, Mr. Bender will receive a value equal to 5,654 units, payable in a cash equivalent at the time of payment or units, or a combination of both, as determined by the Compensation Committee.

Option Awards

Our 2008 Omnibus Incentive Plan allows us to grant options, units, unit appreciation rights and other types of performance awards. However, for the past five years we have relied primarily on our phantom unit grants to provide long-term incentives to our executive officers. With the change in accounting treatment of options, we, like many companies, reexamined the cost and competitive need for options. We determined at that time that phantom unit awards could give key employees a proprietary and vested interest in our growth and performance and align key employees’ interests with that of our unitholders while providing a more cost effective means of compensation for us.

Change in Control Arrangements

We have a change of control plan in place for certain executives and key employees, and some of our executives are employed under employment agreements that contain change in control provisions. If an executive that would otherwise be covered by the change of control plan has change in control provisions in his employment agreement, then the executive does not participate in the change in control plan while the employment agreement is in effect. The executives that would be covered by the change of control plan (absent a relevant employment agreement) include the chief executive officer, the chief operating officer, the chief financial officer, the corporate vice president – administration and the corporate vice president – planning and design. Our Board of Directors also has discretion to add other key executive employees to the plan.

During 2007, we entered into amended and restated employment agreements with Messrs. Kinzel, Falfas, Crage and Decker, each of which provides for certain benefits in change in control situations. As such, Messrs. Kinzel, Falfas, Crage and Decker would be entitled to the benefits provided for in their respective employment agreements in a change in control situation and would not be entitled to benefits under the change of control plan. Mr. Bender does not currently have an employment agreement with us and so he is entitled to benefits under our change of control plan in a change in control situation. In addition, certain of our incentive plans contain change in control provisions. We believe that the change in control provisions help ensure that, if a change in control situation develops, our management team will act in the best interest of unitholders. The change of control plan as well as the other agreements are discussed in more detail under “Potential Payments Upon Termination or Change in Control” below.

Retirement Programs

Our named executive officers participate in our tax-qualified Cedar Fair Retirement Savings Plan. This plan, or a similar plan, is available to all of our employees and contains a 401(k) matching program as well as a profit sharing component. The annual amount of the profit sharing contribution is determined at our sole discretion. Our contributions to this plan for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table on page 13. In addition, Messrs. Kinzel and Falfas participate in our Amended and Restated Supplemental Retirement Program described on page 20. Additional contributions to this plan were discontinued on May 2004, and we do not intend to have any other executive officers participate in this plan. In February 2008, we adopted the 2008 Supplemental Retirement Plan to provide retirement benefits to a broader group of executives, which is described on page 21. Messrs. Falfas, Crage, and Decker participate in the plan. Messrs. Falfas’s and Crage’s accounts were credited with $100,000 for the 2008 and 2009 plan years respectively, and Mr. Decker’s account was credited with $50,000 in each of those years.

Perquisites

We provide perquisites to our named executive officers that we believe are reasonable, competitive and consistent with our overall compensation philosophy. We believe that these benefits generally allow our executives to work more efficiently and represent a small percentage of overall compensation. We provide the following perquisites to our named executive officers: automobile and gas allowance, matching charitable contributions, discount on Partnership products and limited spousal travel expenses. Mr. Kinzel also receives an annual physical exam and the premium payment on a life insurance policy and dues for one club membership. The incremental costs of the perquisites provided to the named executive officers are contained in the “All Other Compensation” column of the Summary Compensation Table on page 13.

SUMMARY COMPENSATION TABLE FOR 2008

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 31, 2008. The table also summarizes, for each of our named executive officers for 2008 who was also one of our named executive officers for 2007 and/or 2006, the total compensation paid to or earned by the officer for the fiscal year ended December 31, 2007 and 2006, as applicable.

(a)	(b)	(c)		(d)		(e)		(f)		(g)		(h)		(i)			(j)

Name and Principal Position	Year	Salary		Bonus (1)		Unit Awards (2)		Option Awards (3)		Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)		All Other Compensation (5) (6)			Total
Richard L. Kinzel	2008		$1,250,000		$1,275,000		$302,599		$-		$-		$87,306		$47,558	(7)		$2,962,463
Chairman, President and	2007		$1,200,000		$1,188,000		$663,312		$12,500		$-		$128,664		$50,222	(7)		$3,242,698
Chief Executive Officer	2006		$1,092,693		$1,200,000		$1,358,000		$18,300		$-		$117,332		$44,451	(7)		$3,830,776
Jacob T. Falfas	2008		$625,000		$446,250		$101,109		$-		$-		$90,157		$36,867			$1,299,383
Chief Operating Officer	2007		$600,000		$415,800		$343,884		$1,250		$-		$3,944		$37,770			$1,402,648
	2006		$521,731		$420,000		$383,213		$8,580		$-		$1,348		$29,871			$1,364,743
Peter J. Crage	2008		$425,000		$281,775		$88,623		$-		$-		$68,316		$24,504			$888,218
Corporate Vice President - Finance and Chief Financial Officer	2007 2006	$ $	400,000 339,424	$ $	257,400 260,000	$ $	261,001 284,342	$ $	- -	$ $	- -	$ $	- -	$ $	28,958 27,028		$ $	947,359 910,794
Robert A. Decker (8)	2008		$258,000		$157,896		$23,892		$-		$-		$35,143		$24,012			$498,943
Corporate Vice President - Planning and Design	2007		$250,000		$148,500		$67,328		$833		$-		$-		$25,353			$492,014
H. Philip Bender (8)	2008		$262,500		$155,401		$10,862		$-		$-		$-		$25,189			$453,952
Regional Vice President	2006		$238,394		$150,000		$18,759		$5,720		$-		$-		$28,432			$441,305

(1)

The amounts in column (d) reflect the cash awards to the named individuals under the Amended and Restated 2000 Senior Executive Management Incentive Plan, which is discussed in further detail on page 10 under the heading “Annual Bonus Program.”

(2)

The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, 2007, or 2006, as applicable, in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (R), “Share-Based Payment”, or “SFAS 123(R)” of phantom unit awards pursuant to the Amended and Restated Senior Management Long-Term Incentive Compensation Plan and the 2008 Omnibus Incentive Plan and thus may include amounts from awards granted in and prior to 2008, 2007, or 2006, as applicable. The amounts in column (e) also reflect, for Mr. Bender, the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS 123(R) of performance awards pursuant to the 2008 Omnibus Incentive Plan. Assumptions used in the calculation of these amounts are discussed in Note 2 and Note 7 to the Partnership’s audited financial statements for the fiscal year ended December 31, 2008, included in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.

(3)

The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, 2007, or 2006, as applicable, in accordance with SFAS 123(R) of unit option awards pursuant to the Amended and Restated 2000 Equity Incentive Plan and includes amounts from awards granted prior to 2008, 2007 or 2006, as applicable. Assumptions used in the calculation of this amount are discussed in Note 2 and Note 7 to the Partnership’s audited financial statements for the fiscal year ended December 31, 2008, included in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.

(4)

The amounts in column (h) reflect the aggregate positive change in actuarial present value of the officer’s accumulated benefits under the Amended and Restated Supplemental Retirement Program and/or the 2008 Supplemental Retirement Plan which are discussed on page 12 under the heading “Retirement Programs.” The 2008 amount for Mr. Falfas, who participates in both of these plans, reflects the positive change in present value of his accumulated benefit under the 2008 Supplemental Retirement Plan less the negative change in present value during 2008 of his accumulated benefit under the Amended and Restated Supplemental Retirement Program.

(5)

The amounts shown in column (i) reflect, for each named executive officer, 401(k) matching contributions of 3% of pay and profit sharing contributions of 4% of pay up to the respective limitations imposed by under IRS rules. The amounts shown in column (i) also reflect the aggregate value of the following types of perquisites (if such perquisites were received by the named executive officer), for each named executive officer for whom the total value of all perquisites for a given year was at least $10,000: automobile and gas allowance; club dues; matching charitable contributions; discounts on Partnership products and services; and limited spousal travel expenses. For additional discussion of contributions that we make for our named executive officers under our Retirement Savings Plan and of perquisites we provide our named executive officers, see “Compensation Discussion & Analysis – Elements of 2008 Executive Compensation – Retirement Programs” and “Compensation Discussion & Analysis – Elements of 2008 Executive Compensation – Perquisites.”

(6)

The value attributable to the personal use of company-provided automobiles (calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of named executive officers who receive such benefits. Each such named executive officer is responsible for paying income tax on such amount.

(7)

In addition to the items noted in footnote (5) above, the amount in column (i) reflects the value attributable to life insurance and annual physical provided to Mr. Kinzel pursuant to his employment contract more fully described under the heading “Employment Agreements.”

(8)

Mr. Decker’s 2006 compensation is not included because he was not a named executive officer in 2006. Mr. Bender’s 2007 compensation is not included because he was not a named executive officer in 2007.

GRANTS OF PLAN BASED AWARDS TABLE FOR 2008

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)		(j)	(k)	(l)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Unit Awards: Number of Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Unit and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kinzel	10/30/08	-	-	-	-	-	-		85,911	(1)	-	-	$1,500,000
Falfas	10/30/08	-	-	-	-	-	-		33,677	(1)	-	-	$588,000
Crage	10/30/08	-	-	-	-	-	-		27,205	(1)	-	-	$475,000
Decker	10/30/08	-	-	-	-	-	-		7,446	(1)	-	-	$130,000
Bender	08/19/08	-	-	-	-	-	5,654	(2)	-		-	-	$131,003

(1)

Amounts reflect phantom units granted under the 2008 Omnibus Incentive Plan. These awards will be payable in cash or units, or a combination of both, as determined by the Compensation Committee, in March 2011 and March 2012.

(2)	Amount reflects a multi-year performance unit award granted under the 2008 Omnibus Incentive Plan. There are no thresholds or targets associated with this award.

NARRATIVE TO SUMMARY COMPENSATION AND

GRANTS OF PLAN BASED AWARDS TABLES

Described below is a summary of the terms and conditions of the employment agreements that we have with certain named executive officers as well as the programs under which the compensation reflected in the tables was awarded.

Employment Agreements

On July 20, 2007, we entered into amended and restated employment agreements with Messrs. Kinzel, Falfas, Crage and Decker. These agreements amend and supersede the previous employment agreements between us and the executive officers that were entered into on December 12, 2006. The amended and restated employment agreements were updated to comply with Section 409A of the Code and to include change in control provisions with a related tax gross-up. Due to the change in control provisions in the employment agreements, Messrs. Kinzel, Falfas, Crage and Decker do not participate in our change in control plan discussed above.

The amended and restated employment agreement with Mr. Kinzel, our chairman, president and chief executive officer has a term expiring January 2, 2012. Pursuant to the agreement, Mr. Kinzel receives an annual base salary of not less than $1.2 million per year. In addition, he is entitled to participate in our welfare benefit programs and various incentive compensation plans on terms no less favorable than provided to our other senior managers and/or officers. We purchased a $2 million term life insurance policy for Mr. Kinzel that will remain in effect through July 23, 2018, whether or not he is employed by us. Mr. Kinzel will continue in his position as chairman of the Board of Directors until December 30, 2011, provided he is elected to the Board. After that date, Mr. Kinzel will continue as a director of the Board for at least three years, provided he is elected to the Board. The agreement contains non-solicitation and non-competition provisions.

The amended and restated employment agreement with Jacob T. Falfas, our chief operating officer, has a term ending November 30, 2009. The agreement will renew automatically for a period of three years commencing December 1, 2009 and on every three-year anniversary thereafter unless either party provides written notice of its intent to terminate the agreement at least 60 days prior to the automatic renewal date. Pursuant to the agreement, Mr. Falfas will receive an annual base salary of not less than $600,000 per year. He will be entitled to participate in one or more of our incentive compensation and equity incentive plans at a level determined by the Board and in our welfare benefit plans and other benefit programs. The agreement contains non-solicitation and non-competition provisions.

The amended and restated employment agreement with Peter J. Crage, our corporate vice president of finance and chief financial officer, was automatically renewed on December 1, 2008 in accordance with the terms of the agreement. The agreement will renew automatically for a period of two years commencing on December 1, 2010 and on every two-year anniversary thereafter unless either party provides written notice of its intent to terminate the agreement at least 60 days prior to the automatic renewal date. Mr. Crage will receive an annual base salary of not less than $400,000 per year. He will also be entitled to participate in one or more of our incentive compensation plans and equity incentive plans at a level determined by the Board and in our welfare benefit plans and other benefit programs. The agreement contains non-solicitation and non-competition provisions.

The amended and restated employment agreement with Robert A. Decker, our corporate vice president of planning and design, was automatically renewed on June 1, 2008 in accordance with the terms of the employment agreement. The agreement will renew automatically for a period of eighteen months commencing on December 1, 2009 and on every eighteen-month anniversary thereafter unless either party provides written notice of its intent to terminate the agreement at least 60 days prior to the automatic renewal date. Mr. Decker will receive an annual base salary of not less than $250,000 per year. He will also be entitled to participate in one or more of our incentive compensation plans and equity incentive plans at a level determined by the Board and in our welfare benefit plans and other benefit programs. The agreement contains non-solicitation and non-competition provisions.

For a discussion of the benefits that would be provided by the above described agreements in the event of the executive’s death, retirement, disability, termination or resignation or upon a change in control, see “Potential Payments Upon Termination or Change in Control” in this proxy statement.

Cash Bonus Awards

Cash bonus awards reflected in column (d) of the Summary Compensation Table were made pursuant to our Amended and Restated 2000 Senior Executive Management Incentive Plan, which we utilized prior to the unitholders’ adoption of the 2008 Omnibus Incentive Plan. Performance measures and target award opportunities for the named executive officers were set in March of the fiscal year in which the bonus was earned. For additional detail regarding this program and regarding the 2008 bonus awards (including the percentage of 2008 year end salary represented by each executive’s 2008 bonus award and the percentage of the target award opportunity received by each executive for 2008), see “Compensation Discussion & Analysis – Elements of 2008 Executive Compensation – Annual Bonus Program.” Since the unitholders’ adoption of the 2008 Omnibus Incentive Plan, we prohibited any further grants under the Amended and Restated Senior Executive Management Incentive Plan, as the 2008 Omnibus Incentive Plan provides for cash incentive awards.

Phantom Unit and Option Awards

Prior to the adoption of the 2008 Omnibus Incentive Plan, we utilized the Amended and Restated Senior Management Long-Term Incentive Compensation Plan to award phantom units to members of senior management including the chief executive officer, the general managers and corporate vice presidents who report to the chief executive officer. Phantom unit awards granted in years prior to 2008 for which compensation expense is reported in column (e) of the Summary Compensation Table were awarded under this plan. The awards were determined by the Compensation Committee annually. The awards were based on the achievement of annual performance targets and various factors considered by the Compensation Committee and are payable in cash or units, or a combination of both, as determined by the Board, in the third and fourth year after grant. The phantom unit awards accrue additional phantom units on the date of each quarterly distribution paid by us, calculated at the NYSE closing price on such date. If a participant is terminated or resigns prior to any payment under this plan, that unpaid amount is forfeited. In the event of death or disability during employment, retirement after age 62 or a change in control, actual awards for that year, as well as any unpaid awards for prior years, will be paid on a lump sum cash payment within ninety days of the event, subject to compliance with Section 409A of the Code. In the event of a change in control, the percentage of base award for that calendar year will be calculated as if 100% of the target level had been achieved.

In October 2008, we granted time-vested phantom unit awards under our 2008 Omnibus Incentive Plan under the “other unit award” provisions of that plan. The October 2008 phantom unit awards are reflected in the Grants of Plan Based Awards Table, and the 2008 compensation expense accrued with respect to these awards is included in column (e) of the Summary Compensation Table, where applicable. Payouts with respect to the 2008 phantom units are subject to the continued employment of the recipient and the passage of time. The 2008 phantom units vest and will be payable in cash, units or a combination of both, as will be determined by the Compensation Committee, 50% in March 2011 and 50% in March 2012. The phantom units accrue additional phantom units on the date of each quarterly distribution paid by us, calculated at the NYSE closing price on such date. If a participant is terminated or resigns prior to any payment under this award, that unpaid amount is forfeited. In the event of death or disability during employment or retirement after age 62, the awards will be paid in a lump sum cash payment within ninety days of the event, subject to compliance with Section 409A of the Code. In the event of a change in control, all restrictions applicable to the October 2008 phantom unit awards will lapse and the awards will become fully vested and transferable and will be payable in full.

We also previously utilized the Amended and Restated 2000 Equity Incentive Plan, which allowed us to award options, unit appreciation rights, restricted units, and other types of unit awards, prior to the adoption of the 2008 Omnibus Incentive Plan. Traditionally we granted options under this plan to certain key employees and units to our directors as part of their annual compensation. Options were issued with an exercise price no less than the closing price of the Partnership’s units on the NYSE the day prior to the date of grant. Certain options granted in prior years were variably priced, meaning that the exercise price declines by the value of cash distributions declared on the underlying units. All options under this plan vested ratably over five years and expire ten years from grant. We have not awarded any options since 2003, but have continued to award units to our directors annually.

Since the unitholders’ adoption of the 2008 Omnibus Incentive Plan, we prohibited any further grants under the Amended and Restated Senior Management Long-Term Incentive Compensation Plan and the Amended and Restated 2000 Equity Incentive Plan. Future phantom unit and option awards, if any, may be granted under the 2008 Omnibus Incentive Plan. The 2008 Omnibus Incentive Plan also permits other types of unit-based awards to be made to eligible employees, such as unit appreciation rights, restricted unit awards, performance awards and other unit awards.

Performance Awards

In August 2008, we made multi-year performance unit awards to certain vice presidents and mid-level employees in accordance with the terms of the 2008 Omnibus Incentive Plan. Mr. Bender was the only named executive officer to receive such an award, and the award he received is based on the attainment of certain performance targets from June 2008 through 2011. This award is reflected in the Grants of Plan Based Awards Table, and the compensation expense associated with this performance award for 2008 is reflected in Column (e) of the Summary Compensation Table. Mr. Bender’s performance unit award will vest in the fourth and fifth year after grant, assuming the performance metrics are achieved and that he remains employed. If all performance metrics are met over the three and a half year period, Mr. Bender will receive a value equal to 5,654 units, payable in cash or units, or a combination of both, as determined by the Compensation Committee. If Mr. Bender leaves our employment prior to the end of the performance period, the performance unit award would be forfeited except in the case of death, disability, or retirement at age 62 or over, in which cases the performance unit award would be prorated and made after the end of the performance period, subject to compliance with Section 409A of the Code. In the event of a change of control, the performance unit award will be deemed earned and payable in full.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2008

	Option Awards						Unit Awards
(a)	(b)	(c)	(d)	(e)		(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date	Number of Units That Have Not Vested (1)		Market Value of Units That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested
Kinzel	90,000	-	-	$20.60		03/07/2011	-		-	-		-
	150,000	-	-	$24.14		03/07/2012	-		-	-		-
	-	-	-	-		-	27,449	(4)	$343,936	-		-
	-	-	-	-		-	51,363	(5)	643,578	-		-
	-	-	-	-		-	47,334	(6)	593,095	-		-
	-	-	-	-		-	92,301	(7)	1,156,532	-		-
	-	-	-	-		-	-		-	-		-

Falfas	15,000	-	-	$24.14		03/07/2012	-		-	-		-
	-	-	-	-		-	3,502	(4)	$43,880	-		-
	-	-	-	-		-	20,545	(5)	257,429	-		-
	-	-	-	-		-	22,474	(6)	281,599	-		-
	-	-	-	-		-	36,182	(7)	453,360	-		-

Crage	-	-	-	-		-	3,502	(4)	$43,880	-		-
	-	-	-	-		-	14,553	(5)	182,349	-		-
	-	-	-	-		-	17,648	(6)	221,129	-		-
	-	-	-	-		-	29,229	(7)	366,239	-		-

Decker	1,200	-	-	$3.58	(3)	11/02/2010	-		-	-		-
	1,000	-	-	$20.70		11/08/2011	-		-	-		-
	10,000	-	-	$24.14		03/07/2012	-		-	-		-
	-	-	-	-		-	2,135	(4)	$26,752	-		-
	-	-	-	-		-	4,280	(5)	53,628	-		-
	-	-	-	-		-	4,997	(6)	62,612	-		-
							7,999	(7)	100,227

Bender	16,000	-	-	$4.59	(3)	03/02/2010	-		-	-		-
	1,000	-	-	$20.60		03/07/2011	-		-	-		-
	10,000	-	-	$20.60		03/07/2011	-		-	-		-
	10,000	-	-	$24.14		03/07/2012	-		-	-		-
	-	-	-	-		-	1,067	(4)	$13,370	-		-
	-	-	-	-		-	-		-	5,654	(8)	$70,845

(1)	The amounts include additional units that are credited as a result of the reinvestment of distribution equivalents.

(2)	The market values in this column were calculated by multiplying the closing price of our units as of December 31, 2008 as reported on the NYSE by the number of unvested units.

(3)

These variable priced options were granted in 2000 to Mr. Bender as part of a restructuring of the Partnership’s executive compensation system and its structure for paying fees to its general partner. Mr. Decker’s variable priced options were granted in 2000 as part of a long-term incentive plan.

(4)	These phantom units vest and will be payable either in cash, units or a combination of both in March 2009.

(5)	These phantom units vest and will be payable either in cash, units or a combination of both 50% in March 2009 and 50% in March 2010.

(6)	These phantom units vest and will be payable either in cash, units or a combination of both 50% in March 2010 and 50% in March 2011.

(7)	These phantom units vest and will be payable either in cash, units or a combination of both 50% in March 2011 and 50% in March 2012.

(8)

These performance unit awards were made pursuant to the 2008 Omnibus Incentive Plan and are contingent upon the level of attainment of certain performance targets from 2008 through 2011. The determination of whether and to what extent these performance unit awards are achieved will be made by the Compensation Committee. The amounts set forth in Columns (i) and (j) assume that the maximum number of units are awarded. Market value reported in Column (j) was calculated by multiplying the closing market price of our units as of December 31, 2008 by the maximum number of units that may be awarded set forth in Column (i). The actual number of units awarded vest and will be payable either in cash, units, or a combination of both in March 2012 and March 2013.

OPTION EXERCISES AND UNITS VESTED IN 2008

	Option Awards		Unit Awards (1)
(a)	(b)	(c)	(d)	(e)

Name	Number of Units Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Units Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)
Kinzel	720,000	$11,775,650	47,950	$1,134,006

Falfas	-	$-	3,445	$81,480

Crage	-	$-	3,259	$77,075

Decker	-	$-	3,460	$81,828

Bender	-	$-	1,313	$31,050

(1)

Reflects the vesting and related value of phantom unit grants made in 2004 and 2005 pursuant to the Amended and Restated Senior Management Long-Term Incentive Compensation Plan, including additional units credited as a result of reinvestment of distribution equivalents.

(2)

The amounts in column (d) reflect the total number of phantom units that vested for each executive in 2008. Of the total phantom units that vested in 2008, each of Messrs. Falfas, Crage, Decker, and Bender received 60% of the value in units and 40% of the value in cash. As such, Messrs. Falfas, Crage, Decker and Bender received 2,067 units, 1,955 units, 2,076 units, and 788 units, respectively, in connection with the vesting of their phantom units. Of the total units that vested in 2008, Mr. Kinzel received 19% of the value in units and 81% of the value in cash. Accordingly, Mr. Kinzel received 9,110 units upon the vesting of his phantom units.

(3)

The amount listed for each individual represents the total value of the phantom units that vested in 2008, including the dollar value of the units received and cash received. Of the total value of the phantom units that vested in 2008, the executives received the following values in units and cash, respectively: Mr. Kinzel received 9,110 units having a value of $215,452 and $918,554 in cash; Mr. Falfas received 2,067 units having a value of $48,885 and $32,595 in cash; Mr. Crage received 1,955 units having a value of $46,235 and $30,840 in cash; Mr. Decker received 2,076 units having a value of $49,098 and $32,730 in cash; and Mr. Bender received 788 units having a value of $18,636 and $12,414 in cash.

PENSION BENEFITS FOR 2008

The amounts indicated in the table below represent the December 31, 2008 present value of accumulated benefits payable to each of the named executive officers under the Amended and Restated Supplemental Retirement Program and the 2008 Supplemental Retirement Plan, as applicable. Mr. Kinzel has reached retirement age under the Amended and Restated Supplemental Retirement Program and has more than 20 years of service. Therefore, if Mr. Kinzel were to retire, he would be entitled to receive the amount indicated below. Because Mr. Falfas, Mr. Crage, and Mr. Decker are not vested under either of the supplemental retirement programs yet, we have indicated the present value of their accumulated benefits determined using interest rate assumptions consistent with those used in our financial statements.

(a)	(b)	(c)	(d)	(e)

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Kinzel	Amended and Restated Supplemental Retirement Program	36	$1,766,858	-

Falfas	Amended and Restated Supplemental Retirement Program	33	$17,604	-
	2008 Supplemental Retirement Plan	33	90,787

Crage	2008 Supplemental Retirement Plan	6	$68,316	-

Decker	2008 Supplemental Retirement Plan	9	$35,143	-

Bender	-	-	-	-

Amended and Restated Supplemental Retirement Program

Our Amended and Restated Supplemental Retirement Program provides retirement benefits to its participants, including Messrs. Kinzel and Falfas. Participants have the right to receive cash payments from us upon retirement at age 62 or over, with a minimum of 20 years’ service to us. Amounts were allocated in prior years to participants from the general partner fees as approved by the Compensation Committee. No allocations have been made since May 2004. Each account accrues interest at the prime rate as established from time to time by our bank. Participants who leave our employ prior to age 62 or before achieving 20 years of service forfeit the amount in their account. In the event of death, disability or retirement at age 62 or over with 20 years of service, all amounts accrued will vest and become payable. In the event of a change in control, all amounts accrued will vest and fund a trust for the benefit of the participant when the participant reaches age 62, dies or becomes disabled. The accrued balance may be distributed in a lump sum or in a number of future payments over a period not to exceed 10 years. The Amended and Restated Supplemental Retirement Program is not presently open to additional participants, but the 2008 Supplemental Retirement Plan, a description of which follows, is open to additional participants.

2008 Supplemental Retirement Plan

The 2008 Supplemental Retirement Plan (the “2008 SERP”) provides nonqualified retirement benefits to its participants, who are selected by the Compensation Committee or other committee designated to administer the plan. Plan participants are selected prior to the beginning of a plan year except for 2008, for which year Messrs. Falfas, Crage and Decker were selected as participants within 30 days of the effective date of the plan. Messrs. Falfas, Crage and Decker also have been designated as participants in the 2008 SERP for the 2009 plan year. Accounts were credited for the 2008 plan year and have been credited for the 2009 plan year as described in the Compensation Discussion and Analysis on page 6. Amounts to be credited to participants’ accounts are to be made on the basis of base salary except that the amounts credited to accounts during 2008 were prorated as provided in the 2008 SERP. No participant account may be credited more than $100,000 in any plan year, and no more than $250,000 may be credited in the aggregate to all participant accounts in any plan year. The maximum amount that may be credited to all participant accounts during the 2008-2025 time period is $3,350,000. Interest accrues on participants’ accounts at the prime rate of our bank, as adjusted each December, and interest accruals will not count towards the preceding limitations on amounts that may be credited under the plan.

Participants who incur a separation from service at age 62 or over before having 20 years of service or who otherwise incur a separation from service, other than as a result of death or disability, forfeit their entire account. In the event of death, disability or separation of service at age 62 or over with at least 20 years of service, all amounts accrued to a participant’s account will vest and become payable. In the event of a change in control, all amounts accrued will vest and fund a trust for the benefit of the participant once the participant retires at age 62 or over, dies or becomes disabled. The plan generally provides for the distribution of the accrued balance as a lump sum amount and specifies the time for distribution. Participants may elect to receive the lump sum at a different time or to receive the accrued balance in a number of future payments over a specified period if certain conditions are satisfied. In general, the delay elected by a participant may not exceed 10 years or 5 years depending on when the distribution election is made. Distribution elections by participants who also participate in our Amended and Restated Supplemental Retirement Program and whose accounts under that other plan include credits other than earnings credits allocated after December 31, 2004 must be the same as the elections under the other plan for each distribution event.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We maintain employment agreements or change in control agreements with all of our named executive officers, and some of the named executive officers also participate in our long-term incentive plans and our supplemental retirement plans. The following summaries describe and quantify the payments that each named executive officer would receive if his employment with us were terminated or if we had a change in control. In all cases, the timing and amount of payments will comply with the requirements of Section 409A of the Code. The summaries assume that the termination or change in control occurred on December 31, 2008 and the relevant unit price is the closing market price of our units on the NYSE on December 31, 2008, which was $12.53.

Payments Pursuant to Employment Agreements with Certain Executive Officers

The following information summarizes payments that our named executive officers will receive in the event of termination with or without cause, death, disability and retirement. For information regarding payments in the event of a change in control, see “Payments Upon a Change in Control” below. For additional information regarding payments in the event of death, disability or retirement, see “Payments Upon Death, Disability or Retirement” below.

Richard L. Kinzel

We have an employment agreement with Mr. Kinzel, our chairman, president and chief executive officer. If we terminate Mr. Kinzel’s employment for cause, we will not be obligated to make any payment to him other than salary and incentive compensation earned but not yet paid as of the termination date in accordance with the terms of each incentive plan. As defined in his employment agreement, “cause” means (a) conviction of a felony or crime of moral turpitude, (b) failure to perform duties that results in material injury or damage to us, (c) failure to comply with the confidentiality and noncompetition provisions of the agreement, (d) theft, embezzlement or fraud, (e) gross negligence or misconduct relating to our affairs or (f) violation of our policies and procedures related to discrimination or harassment. Mr. Kinzel cannot be terminated for cause if he reasonably and in good faith believed his actions were in our best interests or if he met the standard of conduct for indemnification or reimbursement under our governing documents or the laws of the State of Ohio.

If we terminate Mr. Kinzel’s employment other than for cause, Mr. Kinzel will receive a lump-sum payment within twenty business days of termination (or such period of time as may be required by Section 409A of the Code) that consists of (a) his annual base salary earned but unpaid through the date of termination and (b) an amount equal to the present value, using a reasonable interest rate, of his annual base salary on the date of termination and incentive compensation that he would have received had he remained employed for the term of the agreement. The incentive compensation amount will be determined by computing the average incentive compensation that Mr. Kinzel received under the incentive plans during the three years preceding the termination multiplied by the number of years remaining on the employment agreement. In addition, all of Mr. Kinzel’s outstanding equity awards, including options and restricted unit awards, will vest and become payable in accordance with the terms of the respective plan and Section 409A. Mr. Kinzel’s options will be exercisable until the earlier of the expiration of the option or March 1, 2012. Mr. Kinzel and his spouse will receive lifetime health coverage benefits that, when combined with Medicare, will be substantially similar to the coverage provided to our employees, and any expense for Medicare coverage will be reimbursed by us. We will also maintain the $2 million life insurance policy on Mr. Kinzel’s life for the benefit of his designee through July 23, 2018, and Mr. Kinzel will be eligible to participate in our fringe benefit plans and programs on terms no less favorable than provided to our other senior managers and officers through January 2, 2012.

If Mr. Kinzel suffers from a disability, he will receive the same benefits as if he were terminated other than for cause, except that his salary benefits will be reduced by any payments received by him from any short- or long-term disability plan maintained by us. A disability is defined as a physical or mental illness that renders Mr. Kinzel unable to perform his duties on a full-time basis for a period of six consecutive months as confirmed by a physician selected by us.

If Mr. Kinzel dies during the term of the agreement, Mr. Kinzel’s estate will receive all of his compensation earned but not yet paid within ninety days of his death. In addition, all of Mr. Kinzel’s outstanding equity awards, including options and restricted unit awards, will vest, and his options will be exercisable until the earlier of the expiration of the option or March 1, 2012. Mr. Kinzel’s spouse will receive lifetime health care coverage, including a supplement to Medicare and reimbursement of any expense for Medicare coverage, so that her complete health care coverage is substantially similar to coverage provided to our active employees.

If Mr. Kinzel retires, he and his spouse will receive lifetime health coverage benefits that, when combined with Medicare, will be substantially similar to the coverage provided to our employees, and any expense for Medicare coverage will be reimbursed by us. In addition, all of Mr. Kinzel’s outstanding equity awards will vest, and his options will be exercisable until the earlier of the expiration date of the award or 10 years from the date of retirement. All other equity awards will be paid in accordance with the terms of the respective plan and Section 409A.

During the longer of the period during which Mr. Kinzel is receiving benefits and 24 months following the date of termination, he will be subject to a noncompete and a nonsolicitation provision. In addition, if Mr. Kinzel is terminated other than for cause, then in order to receive those payments and benefits, Mr. Kinzel must provide a mutually acceptable separation agreement and release.

Jacob T. Falfas, Peter J. Crage, and Robert A. Decker

Each of Messrs. Falfas, Crage and Decker are entitled to certain payments if we terminate their employment other than for cause. As defined in their employment agreements, “cause” means (a) conviction of a felony, (b) failure to perform duties that results in significant injury or damage to us, (c) failure to comply with the confidentiality and noncompetition provisions of the employment agreement, (d) fraud, (e) gross negligence or misconduct relating to our affairs, (f) violation of our policies and procedures related to discrimination or harassment or (g) dishonesty or significant impropriety resulting or intending to result in personal gain to the executive officer at our expense, monetary or otherwise. If the executive officer is terminated for cause, he will receive a lump sum payment on the twentieth business day following termination of his base salary earned but not yet paid as of the date of termination.

If terminated other than for cause, then upon providing a separation and release agreement to us, each executive will receive his base salary for the longer of one year or the remaining term of the agreement paid in accordance with our payroll practices. Each will also be entitled to receive medical and dental insurance during the period of time that he receives salary payments.

If the executive officer suffers from a disability, defined as a physical or mental illness that renders him incapable of performing his duties on a full-time basis for six consecutive months, the executive officer will receive the same benefits as if he were terminated other than for cause, except that any salary benefits will be reduced by any payments received from any short or long term disability plan maintained by us. If the executive officer dies during the term of his employment agreement, his estate will receive any earned but unpaid compensation and benefits within ninety days of the date of death. We will continue health care coverage for his immediate family for the shorter of 24 months following death or the remainder of the term of the agreement.

Upon termination, Messrs. Falfas, Crage and Decker will be subject to twelve-month noncompetition and nonsolicitation provisions contained in their employment agreements.

Payments upon a Change in Control

In the event of a change in control, Messrs. Kinzel, Falfas, Crage and Decker will receive benefits and payments in accordance with the terms of their employment agreements. Mr. Bender will receive benefits and payments in accordance with our Amended and Restated Executive Change of Control Plan, which covers designated officers who do not otherwise have change in control provisions in employment agreements or otherwise. Our incentive plans, our Amended and Restated Supplemental Retirement Plan, and our 2008 SERP also contain change in control provisions. As discussed above, we amended and restated our plans, supplemental retirement program and employment agreements in 2007 to comply with Section 409A of the Code and to create consistency among the plans and agreements. For example, as amended and restated in 2007, and as provided in connection with adopting our 2008 SERP, our plans and agreements contain the same definitions for “change in control,” “cash compensation,” and other important terms, so that if a change in control occurs under one plan or agreement, it will trigger payment under the other plans and agreements as well.

All of our plans and agreements contain a double trigger change in control provision. This means that two events must occur for a participant to receive payments under the change in control provision. First, a change in control must occur. Each of our incentive plans and employment agreements uses the “change in control” definition provided by Section 409A of the Code. “Change in control” events include:

•

a change in ownership of the Partnership which generally would occur when a person or group acquires units representing more than 50 percent of the total fair market value or total voting power of the Partnership;

•	a change in the effective control of the Partnership, which could occur even if a change in ownership has not occurred, and would occur if either (i) a person or group acquires units, all at once or over a period of 12 months, representing 30 percent or more of the total voting power of the Partnership, or (ii) a majority of our directors will have been replaced during a 12-month period by directors not endorsed by a majority of the board before the date of appointment or election; or

•

a change in ownership of a substantial portion of the assets of the Partnership, which would occur if a person or group acquires, all at once or over a period of 12 months, assets from us that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of our assets immediately before the acquisition(s), determined without regard to any liabilities associated with such assets.

Section 409A and its rules contain detailed provisions for determining whether a change in control event has occurred. The above descriptions of change in control events are general summaries only, and we refer you to Section 409A and its rules for additional detail.

The second trigger is that the executive’s employment must be terminated within 24 months of the change in control. “Termination” includes involuntary termination of the executive as well as “deemed termination” which occurs if the executive is forced to relocate by more than 35 miles, if he suffers a reduction in base salary or a significant reduction in responsibility or if his position is eliminated.

In each employment agreement and in the Amended and Restated Change in Control Plan, “cash compensation” with respect to any calendar year is defined as (a) the total salary payable, (b) annual cash bonuses earned, even if not paid and (c) with respect to any multi-year bonus, the amount actually paid. Any lump sum payments made in connection with a change in control will be paid within sixty days following the termination, subject to the requirements of Section 409A.

Richard L. Kinzel

Pursuant to the terms of Mr. Kinzel’s employment agreement, if Mr. Kinzel’s employment is terminated (other than for cause) within 24 months of a change in control, Mr. Kinzel will receive:

•

the greater of (i) the payments he would receive if he were terminated under his employment agreement other than for cause or (ii) the payments he would receive if he participated in our Amended and Restated Change in Control Plan. The payments that Mr. Kinzel would receive if he is terminated other than for cause are outlined above under “Payments Pursuant to Employment Agreements with Certain Executive Officers.” If he participated in our Amended and Restated Change in Control Plan, Mr. Kinzel would receive a payment equal to 3 times his average annual cash compensation, for the 3 years preceding the year in which the change in control occurred, less US$1.

•	lifetime health care coverage, a supplement to Medicare and reimbursement of any expense for Medicare as detailed in the employment agreement for Mr. Kinzel and his spouse;

•	maintenance of a $2 million term life insurance policy on the life of Mr. Kinzel for the benefit of his designee until July 23, 2018;

•

life, disability and accident benefits on terms no less favorable than those provided to our other officers for the longer of (i) the period ending January 2, 2012 or (ii) 3 years, or if shorter, until Mr. Kinzel is re-employed;

•	fringe benefits on terms no less favorable than those received by our other officers until January 2, 2012; and

•	tax gross-up payments to reimburse Mr. Kinzel for any excise taxes he may incur under Sections 280G and 4999 of the Code.

Jacob T. Falfas and Peter J. Crage

If Mr. Falfas’ or Mr. Crage’s employment is terminated (other than for cause) within 24 months of a change in control, each will receive:

•

2.5 times his average annual cash compensation for the 3 years (or such shorter period of time that the executive is employed by us) preceding the year in which the change in control occurred, less US$1;

•

life, disability, accident and health insurance benefits substantially similar to those that were received or entitled to be received prior to termination for the shorter of 30 months or the period until he is re-employed; and

•	tax gross-up payments to reimburse the executive for any excise taxes he may incur under Sections 280G and 4999 of the Code.

Robert A. Decker

If Mr. Decker’s employment is terminated (other than for cause) within 24 months of a change in control, he will receive:

•	2 times his average annual cash compensation for the 3 years (or such shorter period of time that he is employed by Cedar Fair) preceding the year in which the change in control occurred, less US$1;

•

life, disability, accident and health insurance benefits substantially similar to those that were received or entitled to be received prior to termination for the shorter of 24 months or the period until he is re-employed; and

•	tax gross-up payments to reimburse the executive for any excise taxes he may incur under Sections 280G and 4999 of the Code.

H.Philip Bender

Mr. Bender will receive payments and benefits upon a change in control pursuant to our Amended and Restated Change in Control Plan. If Mr. Bender is terminated within 24 months of change in control, he will receive:

•	2 times his average annual cash compensation for the 3 years (or such shorter period of time that he is employed by us) preceding the year in which the change in control occurred less US$1; and

•

life, disability, accident and health insurance benefits substantially similar to those that were received or entitled to be received prior to termination for the shorter of 24 months or the period until he is re-employed.

Incentive Plan and Supplemental Retirement Plan Payments

In addition to the payments and benefits outlined above, our incentive plans and our supplemental retirement plans contain change in control provisions that may result in payments to participating named executive officers, summarized below. In the event of a change in control:

•	Grants made under our Amended and Restated Senior Management Long-Term Incentive Compensation Plan for the year in which the change in control occurs, as well as any unpaid awards from prior years, will be paid in a lump sum cash payment within ninety days of the event (or such period of time as may be required by Section 409A of the Code) and will be deemed to have been earned at 100% of the target level in the year of the change in control.

•

Grants made under our Amended and Restated 2000 Equity Incentive Plan, including options, unit appreciation rights, restricted units or performance units, will vest, become fully exercisable and be free of all restrictions or limitations. Option holders may elect to “cash out” any options for the difference between the price of the option and the change in control price per unit within 60 days of a change in control.

•

Grants made under our Amended and Restated 2000 Senior Executive Management Incentive Plan, pursuant to which we grant our cash bonuses, will be deemed to have been earned at 100% of the target level in the year of the change in control and will be paid within 30 days following a change in control.

•

Unless otherwise specified in connection with making a particular award, all performance awards made under our 2008 Omnibus Incentive Plan will be deemed to have been earned and payable in full and any other restriction shall lapse. Any such performance awards will be paid within 30 days following a change of control.

•

Unless otherwise specified in connection with making a particular award, all restrictions, limitations and other conditions applicable to any “other unit awards” granted under our 2008 Omnibus Incentive Plan, such as the phantom unit awards granted in October 2008, shall lapse and those awards shall become fully vested and transferable. Any such awards will be issued, settled or distributed, as applicable within 30 days following a change in control

•

All amounts accrued by the named executive officers under our Amended and Restated Supplemental Retirement Program will vest and be funded in a trust for the benefit of the executive officers when they reach age 62, die, or become disabled, whichever occurs first.

•

All amounts accrued by the named executive officers under our 2008 SERP will vest and be funded in a trust for the benefit of the executive officers when they retire at or after reaching age 62, die, or become disabled, whichever occurs first.

Payments upon Death, Disability or Retirement

If any named executive officer dies, becomes disabled or retires at age 62 or over while employed by us, any unvested phantom unit awards under our Amended and Restated Senior Management Long-Term Incentive Compensation Plan and the unvested phantom units awarded in October 2008 under our 2008 Omnibus Incentive Plan will be paid in full in a lump sum cash payment within ninety days of the event (or such period of time as required by Section 409A of the Code). In addition, any unvested options held by the executive will vest and become exercisable immediately. All amounts accrued under our Amended and Restated Supplemental Retirement Program or our 2008 SERP will also become fully vested and payable upon an executive’s death, disability, or retirement at age 62 or over with at least 20 years of service. Any cash incentive awards outstanding at the time of death or retirement will be paid on a prorated basis. If Mr. Bender dies or becomes disabled while employed by us or retires at age 62 or over from employment with us during the performance period, his performance unit award under the 2008 Omnibus Incentive Plan will be prorated and paid after the end of the performance period. Messrs. Kinzel, Falfas, Crage and Decker also will receive any payments in these situations as described above under “Payments Pursuant to Employment Agreements with Certain Executive Officers.”

Richard L. Kinzel

The payments that would have been made to Mr. Kinzel upon a termination of his employment or a change in control of the Partnership as of December 31, 2008, are as follows:

Executive Benefits and Payments Upon Separation	Termination For Cause	Termination Other than For Cause		Normal Retirement		Disability		Death		Termination upon Change in Control

Compensation
Earned but unpaid salary	$24,038	$24,038		$24,038		$24,038		$24,038		$24,038
Severance	-	3,280,395		-		3,280,395	(1)	-		3,280,395	(2)
Incentive compensation	1,275,000	5,976,441		1,250,000	(3)	5,976,441		1,250,000	(3)	7,226,441
Unit options	-	-		-		-		-		-
Phantom units	-	2,737,141		2,737,141		2,737,141		2,737,141		2,737,141
Supplemental retirement	1,766,858	1,766,858		1,766,858		1,766,858		1,766,858		1,766,858

Benefits
Health insurance	-	198,326	(5)	198,326	(5)	198,326	(5)	117,081		198,326	(5)
Life insurance	-	61,406		-		61,406		2,000,000	(4)	61,406
Fringe Benefits	-	56,651		-		56,651		-		56,651
Tax gross-up	-	-		-		-		-		4,813,328

Totals	$3,065,896	$14,101,256		$5,976,363		$14,101,256		$7,895,118		$20,164,584

(1)	This payment will be decreased by any payments or benefits that Mr. Kinzel receives as a result of long or short-term disability plans maintained by the Partnership.

(2)	This payment was computed under the change-in-control provision specifically defined under the 2007 Amended and Restated Employment Agreement with Mr. Kinzel.

(3)	This payment represents payout at 100% of the target level in accordance with the discretion of the Compensation Committee.

(4)	Amount represents proceeds paid out under a life insurance policy purchased by the Partnership for Mr. Kinzel.

(5)	This payment will be decreased by any benefits that Mr. Kinzel receives under Medicare.

Jacob T. Falfas

The payments that would have been made to Mr. Falfas upon a termination of his employment or a change in control of the Partnership as of December 31, 2008, are as follows:

Executive Benefits and Payments Upon Separation	Termination For Cause	Termination Other than For Cause	Disability		Death		Termination upon Change in Control

Compensation
Earned but unpaid salary	$12,019	$12,019	$12,019		$12,019		$12,019
Severance	-	625,000	625,000	(1)	-		2,134,961
Incentive compensation	-	-	-		437,500	(2)	437,500
Unit options	-	-	-		-		-
Phantom units	-	-	1,036,269		1,036,269		1,036,269
Supplemental retirement	-	-	108,391		108,391		108,391

Benefits
Health insurance	-	12,888	12,888		11,814		32,220
Life insurance	-	-	-		-		3,000
Tax gross-up	-	-	-		-		1,181,745

Totals	$12,019	$649,907	$1,794,567		$1,605,993		$4,946,105

(1)	This payment will be decreased by any payments or benefits that Mr. Falfas receives as a result of long or short-term disability plans maintained by the Partnership.

(2)	This payment represents payout at 100% of the target level in accordance with the discretion of the Compensation Committee.

Peter J. Crage

The payments that would have been made to Mr. Crage upon a termination of his employment or a change in control of the Partnership as of December 31, 2008, are as follows:

Executive Benefits and Payments Upon Separation	Termination For Cause	Termination Other than For Cause	Disability		Death		Termination upon Change in Control

Compensation
Earned but unpaid salary	$8,173	$8,173	$8,173		$8,173		$8,173
Severance	-	814,583	814,583	(1)	-		1,354,243
Incentive compensation	-	-	-		276,250	(2)	276,250
Unit options	-	-	-		-		-
Phantom units	-	-	813,598		813,598		813,598
Supplemental retirement	-	-	68,316		68,316		68,316

Benefits
Health insurance	-	24,702	24,702		24,702		32,220
Life insurance	-	-	-		-		3,000
Tax gross-up	-	-	-		-		791,056

Totals	$8,173	$847,458	$1,729,372		$1,191,039		$3,346,856

(1)	This payment will be decreased by any payments or benefits that Mr. Crage receives as a result of long or short-term disability plans maintained by the Partnership.

(2)	This payment represents payout at 100% of the target level in accordance with the discretion of the Compensation Committee.

Robert A. Decker

The payments that would have been made to Mr. Decker upon a termination of his employment or a change in control of the Partnership as of December 31, 2008, are as follows:

Executive Benefits and Payments Upon Separation	Termination For Cause	Termination Other than For Cause	Disability		Death		Termination upon Change in Control

Compensation
Earned but unpaid salary	$ 4,962	$ 4,962	$ 4,962		$ 4,962		$ 4,962
Severance	-	258,000	258,000	(1)	-		650,025
Incentive compensation	-	-	-		154,800	(2)	154,800
Unit options	-	-	-		-		-
Phantom units	-	-	243,220		243,220		243,220
Supplemental retirement	-	-	35,143		35,143		35,143

Benefits
Health insurance	-	12,888	12,888		11,814		25,776
Life insurance	-	-	-		-		2,400
Tax gross-up	-	-	-		-		342,595

Totals	$4,962	$275,850	$554,213		$449,939		$1,458,921

(1)	This payment will be decreased by any payments or benefits that Mr. Decker receives as a result of long or short-term disability plans maintained by the Partnership.

(2)	This payment represents payout at 100% of the target level in accordance with the discretion of the Compensation Committee.

H. Philip Bender

The payments that would have been made to Mr. Bender upon a termination of his employment or a change in control of the Partnership as of December 31, 2008, are as follows:

Executive Benefits and Payments Upon Separation	Termination For Cause	Termination Other than For Cause	Disability		Death		Termination upon Change in Control

Compensation
Earned but unpaid salary	$ 5,048	$ 5,048	$ 5,048		$ 5,048		$ 5,048
Severance	-	-	-		-		711,443
Incentive compensation	-	-	157,500	(1)	157,500	(1)	157,500
Unit options	-	-	-		-		-
Phantom units	-	-	13,370		13,370		13,370
Performance awards	-	-	-	(2)	-	(2)	70,845
Supplemental retirement	-	-	-		-		-

Benefits
Health insurance	-	-	-		-		25,776
Life insurance	-	-	-		-		2,400

Totals	$5,048	$5,048	$175,918	(3)	$175,918	(3)	$986,382

(1)	This payment represents payout at 100% of the target level in accordance with the discretion of the Compensation Committee.

(2)

If Mr. Bender had died or had become disabled on December 31, 2008, he would be entitled to receive payments in 2012 and 2013 as provided in his performance unit award as if he were employed on such payment dates. Any such payments would be prorated as of December 31, 2008, the date of death or disability. Any such payments also would depend upon the level of attainment of the performance metrics. If all performance metrics are met over the three and a half year period, the maximum value Mr. Bender would receive in these circumstances would be the value of 920 units (e.g., the value of 5,654 units, prorated as of December 31, 2008). As Mr. Bender would not receive that value until the scheduled payment dates in 2012 or 2013, the dollar value to Mr. Bender of that payment will depend upon the unit price as of the 2012 or 2013 payment date.

(3)

This total does not include any amount that Mr. Bender would receive pursuant to the performance unit award he was granted in August 2008. Any payment pursuant to that performance unit award would depend on the factors described in the preceding footnote and would increase the total payout reported for this column.

DIRECTOR COMPENSATION

The Nominating and Corporate Governance Committee of the Board of Directors recommends the fees paid to Directors and Board Committee members for services in those capacities. The schedule of fees for 2009 is as follows:

1.

For service as a member of the Board, $50,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board, plus $120,000 per annum to be paid in cash, limited partnership units, adjusted for fractional units as needed, or a combination of both;

2.

For service as a Board Committee member, $2,000 per annum (excluding Committee Chairman), plus $250 for attendance at each Committee meeting held on the same date on which the Board of Directors meets and $1,500 for attendance at any additional Committee meeting held on a date other than a date on which the Board of Directors meets; and

3.

For service as Chairman of the Audit Committee of the Board, a fee of $10,000 per annum, and for service as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, a fee of $5,000 for each per annum.

These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity.

Director Compensation for 2008

The table that follows summarizes the compensation paid by the Partnership to non-employee Directors for the fiscal year ended December 31, 2008. The schedule of fees for 2008 was as follows:

1.

For service as a member of the Board, $50,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board, plus $120,000 per annum to be paid in limited partnership units, adjusted for fractional units as needed;

2.

For service as a Board Committee member, $2,000 per annum (excluding Committee Chairman), plus $250 for attendance at each Committee meeting held on the same date on which the Board of Directors meets and $1,500 for attendance at any additional Committee meeting held on a date other than a date on which the Board of Directors meets; and

3.

For service as Chairman of the Audit Committee of the Board, a fee of $10,000 per annum, and for service as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, a fee of $5,000 for each per annum.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Name (1)	Fees Earned or Paid in Cash	Unit Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Darrel D. Anderson	$68,500	$120,000	$-	$-	$-	$5,000	$193,500

Richard S. Ferreira	$80,000	$120,000	$1,803	$-	$-	$2,500	$204,303

C. Thomas Harvie	$67,500	$120,000	$-	$-	$-	$-	$187,500

Michael D. Kwiatkowski	$80,000	$120,000	$1,803	$-	$-	$-	$201,803

David L. Paradeau	$67,000	$120,000	$1,803	$-	$-	$-	$188,803

Steven H. Tishman	$59,000	$120,000	$1,803	$-	$-	$5,000	$185,803

(1)	Richard L. Kinzel, the Partnership’s Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Partnership and thus receives no compensation for his service as a Director. The compensation received by Mr. Kinzel as an employee of the Partnership is shown in the Summary Compensation Table on page 13.

(2)	The amounts in column (c) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123(R), for the annual award granted in 2008 of $120,000 to be paid in units in January 2009. Assumptions used in the calculation of these amounts are discussed in Note 2 and Note 7 to the Partnership’s audited financial statements for the fiscal year ended December 31, 2008, included in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.

(3)	The amounts in column (d) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS 123(R), and represents amounts from option awards granted prior to 2008. Assumptions used in the calculation of these amounts are discussed in Note 2 and Note 7 to the Partnership’s audited financial statements for the fiscal year ended December 31, 2008, included in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009. As of December 31, 2008, each Director has the following number of options outstanding: Darrel D. Anderson: -0-; Richard S. Ferreira: 2,000; C. Thomas Harvie -0-; Michael D. Kwiatkowski: 400; David L. Paradeau: 800; and Steven H. Tishman: 400.

(4)	The amounts in column (g) reflect amounts paid in connection with our charitable awards matching program.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Partnership’s proxy statement and was appropriate for incorporation by reference into the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 to be filed with the Securities and Exchange Commission.

Michael D. Kwiatkowski, Chairman

Richard S. Ferreira

C. Thomas Harvie

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of Partnership units beneficially owned by each of the Partnership’s directors, named executive officers, all current directors and executive officers as a group, and by each person known by the Partnership to own 5% or more of its units as of January 31, 2009.

Directors and Executive Officers

	Amount and Nature of Beneficial Ownership
	Beneficial Ownership		Investment Power		Voting Power		Percentage of Units (1)
Name of Beneficial Owner			Sole	Shared	Sole	Shared

Richard L. Kinzel	1,997,916	(2)	1,570,931	426,985	1,570,931	426,985	3.6%
Jacob T. Falfas	100,897	(3)	98,268	2,629	98,268	2,629	*
Peter J. Crage	5,438		5,438	-	5,438	-	*
Robert A. Decker	17,162	(4)	17,162	-	17,162	-	*
H. Philip Bender	52,593	(5)	52,593	-	52,593	-	*
Darrel D. Anderson	103,490	(6)	103,490	-	103,490	-	*
Richard S. Ferreira	26,499	(7)	22,404	4,095	22,404	4,095	*
Michael D. Kwiatkowski	43,381	(8)	43,381	-	43,381	-	*
David L. Paradeau	17,100	(9)	17,100	-	17,100	-	*
Steven H. Tishman	35,781	(10)	35,781	-	35,781	-	*
C. Thomas Harvie	9,862		9,862	-	9,862	-	*
All Directors and executive officers as a group (15 individuals) (11)	2,438,701		2,003,861	434,840	2,003,861	434,840	4.4%

*	Less than one percent of outstanding units.

(1)

Each beneficial owner’s ownership percentage has been calculated assuming full exercise of outstanding options to purchase units, if any, exercisable by such owner within 60 days after January 31, 2009, but no exercise of outstanding options covering units held by any other person. The ownership percentage of the Directors and executive officers as a group has been calculated assuming full exercise of outstanding options that the Directors and executive officers as a group have the right to exercise within 60 days after January 31, 2009, but no exercise of outstanding options covering units held by anyone outside that group.

(2)

Consists of 1,570,931 units as to which Mr. Kinzel has sole voting and investment power (which includes 1,330,931 units beneficially owned as of January 31, 2009 and 240,000 units that Mr. Kinzel has the right to acquire within 60 days of January 31, 2009 through the exercise of options); and 426,985 units for which he has shared voting and investment power. Included in the shared position are 383,020 units held by a corporation of which Mr. Kinzel (together with former executives of the General Partner) is a shareholder, and which Mr. Kinzel is deemed to beneficially own under Rule 13d-3 of the Securities and Exchange Commission by having shared investment and voting power. Mr. Kinzel disclaims beneficial ownership of 331,400 of these units. The units owned by the corporation have been counted only once in the total of the directors and executive officers as a group. Of the units beneficially owned, Mr. Kinzel had pledged, as security, 1,094,190 units as of January 31, 2009.

(3)

Consists of 98,268 units as to which Mr. Falfas has sole voting and investment power (including 83,268 units beneficially owned as of January 31, 2009 and 15,000 units that Mr. Falfas has the right to acquire within 60 days of January 31, 2009 through the exercise of options); and 2,629 units for which Mr. Falfas has shared voting and investment power.

(4)

Consists of 4,962 units beneficially owned by Mr. Decker as of January 31, 2009 and 12,200 units that he has the right to acquire within 60 days of January 31, 2009 through the exercise of options, as to all of which Mr. Decker has sole voting and investment power.

(5)

Consists of 15,593 units beneficially owned by Mr. Bender as of January 31, 2009 and 37,000 units that he has the right to acquire within 60 days after January 31, 2009 through the exercise of options, as to all of which Mr. Bender has sole voting and investment power.

(6)	Mr. Anderson had pledged, as security, all of his beneficially owned units as of January 31, 2009.

(7)

Consists of 22,404 units as to which Mr. Ferreira has sole voting and investment power (including 20,404 units beneficially owned as of January 31, 2009 and 2,000 units that he has the right to acquire within 60 days after January 31, 2009 through the exercise of options); and 4,095 units for which he has shared voting and investment power.

(8)

Consists of 42,981 units beneficially owned by Mr. Kwiatkowski as of January 31, 2009, and 400 units that he has the right to acquire within 60 days after January 31, 2009, as to all of which Mr. Kwiatkowski has sole voting and investment power. Of the units beneficially owned, Mr. Kwiatkowski has pledged, as security, 28,000 units as of January 31, 2009.

(9)

Consists of 16,300 units beneficially owned by Mr. Paradeau as of January 31, 2009 and 800 units that he has the right to acquire within 60 days after January 31, 2009 through the exercise of options, as to all of which Mr. Paradeau has sole voting and investment power.

(10)

Consists of 35,381 units beneficially owned by Mr. Tishman as of January 31, 2009, and 400 units that he has the right to acquire within 60 days after January 31, 2009, as to all of which Mr. Tishman has sole voting and investment power.

(11)

The unit amounts listed include a total of 317,600 units of limited partner interest which all current directors and executive officers as a group have vested options to acquire within 60 days from January 31, 2009.

5% or Greater Unitholders

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Units (1)

Darrel D. Anderson & Associates, Inc. (2) 1 Rue St. Cloud, Newport Beach, CA 92660	3,088,026	(2)	5.6%

(1)	For purposes of calculating the Percentage of Units, the number of units outstanding as of January 31, 2009 (55,561,983) was used.

(2)

Amount owned as of December 31, 2008, according to the Partnership’s tax records, by Darrel D. Anderson & Associates, Inc. and related entities (collectively, the “Reporting Persons”). The Reporting Persons disclaim “group” status under Section 13(d) of the Exchange Act of 1934, and each Reporting Person disclaims beneficial ownership of any Units held by any other Reporting Person.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Richard Kinzel’s son, Bart Kinzel, Vice President and General Manager of Carowinds, and son-in-law, Tim Boals, Corporate Vice President – Resale and Sponsorships, are employed by the Partnership and each receive compensation in excess of $120,000 annually. There were no other transactions that must be disclosed between the Partnership and our officers, directors or any person related to our officers or directors, or with any holder of more than 5% of the outstanding units, during 2008 and through the date of this proxy statement.

All transactions between the Company and the Partnership on the one hand, and any officer, director or related party on the other hand, are subject to a specific approval process set forth in the Company’s Corporate Governance Guidelines. Each officer and director is expected to bring any relationship or transaction with the Partnership or the Company in which he or she has a direct or indirect interest to the attention of the Nominating and Corporate Governance Committee. That Committee reviews the transaction and considers, among other things, whether the transaction impacts the independence of any independent Board member, whether the related party’s interest in the transaction is material and whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party. The Committee, or its Chair if so authorized, may approve the transaction. If the transaction is approved by the Chair, the approval is subject to subsequent ratification by the full Committee. If the transaction involves an amount in excess of $120,000 or if a member of the Nominating and Corporate Governance Committee is a party to or involved in the transaction, then the transaction will be reviewed and, if appropriate, approved by the disinterested members of the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers and Directors, and persons who own more than ten percent (10%) of a registered class of Partnership units, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent unitholders are required by SEC regulation to furnish the Partnership with copies of all Section 16(a) forms they file.

Based solely on a review of Forms 3 and 4 (including amendments to such forms) furnished to the Partnership during 2008 and Forms 5 (including amendments to such forms) furnished with respect to 2008, no Director, officer, or beneficial owner of more than ten percent of the Partnership’s outstanding units failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2008, except that: one Form 4 for each of Messrs. Anderson and Kwiatkowski, Directors, each involving only one transaction was filed late; two Form 4’s for Mr. Falfas, each involving only one transaction, were filed late; and one Form 4 for each of Messrs. Kinzel, Crage, Decker and Freeman, Corporate Vice President—Administration, each involving only one transaction, was filed late.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors of Cedar Fair Management, Inc. is responsible for appointing and meeting with the Partnership’s independent registered public accounting firm and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions. Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP, and for auditing the Partnership’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity.

Members of the Committee have reviewed and discussed the audited financial statements and internal controls for 2008 contained in the Partnership’s Annual Report on Form 10-K with management and representatives of Deloitte & Touche LLP. In addition, the Committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee also discussed with them their independence from CFMI and the Partnership and its management, including the matters in the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, which the Audit Committee has received, and considered their independence in connection with non-audit services provided. The Audit Committee also reviewed with Deloitte & Touche LLP the critical accounting policies and practices followed by the Partnership and other material written communications between Deloitte & Touche LLP and the management of the Partnership, including its report on the Partnership’s internal control over financial reporting.

Based on these reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The Board of Directors approved the recommendation.

Richard S. Ferreira, Chairman

Darrel D. Anderson

Michael D. Kwiatkowski

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SERVICES AND FEES

The aggregate fees billed or expected to be billed for the audit and non-audit services provided to us by our principal accountant during the last two fiscal years are set forth below.

Audit Fees

The Partnership was billed by Deloitte $880,500 and $903,000 for professional services rendered for the 2008 and 2007 audits of the annual financial statements and internal control over financial reporting, the review of the financial statements included in Forms 10-Q, and other services in connection with statutory and regulatory filings.

Audit-Related Fees

There were no audit-related fees in 2008 or 2007.

Tax Fees

In 2008, the Partnership was billed by Deloitte $161,493 and $158,957 in fees for services related to tax compliance and tax planning, respectively. In 2007, the Partnership was billed by Deloitte $211,427 for tax compliance, $320,279 for Canadian tax planning, and $50,273 for other tax planning related to the acquisition of Paramount Parks, Inc.

Other Fees

There are no fees for professional services rendered by Deloitte that do not fit within the above category descriptions.

The Audit Committee reviews and pre-approves each audit and non-audit service engagement with the Partnership’s independent auditors.

EXPENSES OF SOLICITATION OF PROXIES

The Partnership has sent you this proxy and will pay the cost of soliciting the proxies from unitholders. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of the units, and the Partnership, upon request, will reimburse the brokerage houses and custodians for their reasonable expenses in so doing. The Partnership has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation. Morrow & Co., Inc. will receive a fee of between $5,000 and $10,000 as compensation for its services plus reimbursement for its related out-of-pocket expenses. CFMI and its directors, officers and employees also may solicit the vote of unitholders. These persons will receive no additional compensation for their assistance in soliciting proxies.

UNITHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Any unitholder who intends to present a proposal at the 2010 annual meeting and who wishes to have the proposal included in the Partnership’s proxy statement and form of proxy for that meeting must deliver the proposal to the Partnership at its principal executive offices not later than November 30, 2009. Unitholder proposals submitted after that date but before February 13, 2010 may be presented at the annual meeting but will not be included in the proxy materials. If a unitholder proposal is received after February 13, 2010, the persons named on the proxy card may vote in their discretion regarding the proposal all of the units for which the Partnership has received proxies for the annual meeting.

FORWARD LOOKING STATEMENTS

Some of the statements contained in this report that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements as to our expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, including those listed under Item 1A in the Partnership’s Form 10-K, could adversely affect our future financial performance and cause actual results to differ materially from our expectations.

PROXY VOTING INSTRUCTIONS
CEDAR FAIR, L.P. ONE CEDAR POINT DRIVE SANDUSKY, OH 44870	INTERNET - Access www.proxyvote.com and follow the on-screen instructions. Have your proxy card available when you access the web page.
-or-
TELEPHONE - Call toll-free 1-800-690-6903 from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
-or-

MAIL - Date, sign and mail your proxy card in the postage-paid envelope provided as soon as possible.

You may enter your voting instructions at 1-800-690-6903 or www.proxyvote.com up until 11:59 PM Eastern Time the day before the meeting date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M11705 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CEDAR FAIR, L.P.
The Board of Directors recommends a vote FOR all nominees and FOR proposal 2.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	ELECTION OF CLASS II DIRECTORS
	Nominees:		☐	☐	☐
01) Michael D. Kwiatkowski
02) Steven H. Tishman

								For	Against	Abstain
2.	Confirmation of Appointment of Deloitte & Touche LLP as our independent registered public accounting firm							☐	☐	☐
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted FOR all nominees and FOR proposal 2.
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title if a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

CEDAR FAIR, L.P.

March 30, 2009

Dear Cedar Fair, L.P. Unitholder:

It is my pleasure to invite you to Cedar Fair, L.P.’s 2009 annual meeting of limited partner unitholders. This year’s meeting will be held on Thursday, May 14, 2009 at 9:00 a.m. (Eastern Time), at the Sandusky State Theater in Sandusky, Ohio. The attached materials contain details regarding the business to be conducted at the annual meeting.

For the first time, we are pleased to take advantage of the Securities and Exchange Commission rule allowing us to furnish proxy materials to our unitholders over the Internet. We believe that this new process will expedite your receipt of proxy materials and also lower the costs and reduce the environmental impact of our annual meeting. We intend to mail a printed copy of the proxy statement and proxy card to certain of our unitholders on or about March 30, 2009. All other unitholders will receive a Notice Regarding the Availability of Proxy Materials which will be mailed on or about the same date. The Notice contains instructions on how to access our 2009 proxy statement and annual report over the Internet and instructions on how you can request paper copies of these materials.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote the shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice and proxy card.

We look forward to seeing you at the annual meeting.

Sincerely,

RICHARD L. KINZEL

Chairman, President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE UNITHOLDER MEETING TO BE HELD ON MAY 14, 2009.

THE PROXY STATEMENT, OUR ANNUAL REPORT ON FORM 10-K AND A LETTER FROM THE PRESIDENT ARE AVAILABLE AT WWW.CEDARFAIR.COM/IR/PROXY.

M11706

CEDAR FAIR, L.P.

PROXY

ANNUAL MEETING OF LIMITED PARTNERS, MAY 14, 2009

This Proxy is Solicited on Behalf of the Board of Directors of Cedar Fair, L.P.’s

General Partner, Cedar Fair Management, Inc.

The undersigned hereby appoints Richard L. Kinzel and Peter J. Crage and each of them jointly and severally, Proxies, with full power of substitution, to vote as designated on the reverse side, all Limited Partnership Units of Cedar Fair, L.P. held of record by the undersigned on March 16, 2009, at the Annual Meeting of Limited Partners to be held on May 14, 2009, or any adjournment thereof.

THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS AND FOR THE PROPOSAL TO CONFIRM THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. THE LIMITED PARTNERSHIP UNITS REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2.

(Continued and to be signed on the reverse side)